Exhibit 10.1
LOCAL.COM CORPORATION
LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of June 26, 2009, by and between Square 1 Bank (“Bank”) and Local.com Corporation, and Local.com PG Acquisition Corporation, collectively known as (“Borrower”).
RECITALS
Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
     1. DEFINITIONS AND CONSTRUCTION.
          1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.
          1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.
     2. LOAN AND TERMS OF PAYMENT.
          2.1 Credit Extensions.
               (a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
               (b) Advances Under Formula Revolving Line.
                     (i) Amount. Subject to and upon the terms and conditions of this Agreement, including but not limited to the restriction that under no circumstances shall the aggregate amount of outstanding Advances exceed the Total Facility Cap, Borrower may request Formula Advances in an aggregate outstanding principal amount not to exceed the lesser of: (A) the Formula Revolving Line; or (B) the Borrowing Base. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Formula Revolving Maturity Date, at which time all Formula Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Formula Advances without penalty or premium. Formula Advances shall be used to provide short-term working capital for Borrower’s operations.

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                     (ii) Form of Request. Whenever Borrower desires a Formula Advance, Borrower will notify Bank by facsimile transmission, telephone or email no later than 5:30 p.m. Eastern time (4:30 p.m. Eastern time for wire transfers), on the Business Day that the Formula Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Formula Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Formula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Formula Advances made under this Section 2.1(b) to Borrower’s deposit account.
               (c) Advances Under Non-Formula Revolving Line.
                     (i) Amount. Subject to and upon the terms and conditions of this Agreement, including but not limited to the restriction that under no circumstances shall the aggregate amount of outstanding Advances exceed the Total Facility Cap, Borrower may request Non-Formula Advances in an aggregate outstanding principal amount not to exceed the Non-Formula Revolving Line. Amounts borrowed pursuant to this Section 2.1(c) may be repaid and reborrowed at any time prior to the Non-Formula Revolving Maturity Date, at which time all Non-Formula Advances under this Section 2.1(c) shall be immediately due and payable; provided however, that if Borrower exercise the Conversion Option, all Non-Formula Advances under this Section 2.1(c) shall instead be immediately due and payable on the Conversion Maturity Date. Borrower may prepay any Non-Formula Advances without penalty or premium. Non-Formula Advances shall be used to provide short-term working capital for Borrower’s operations.
                     (ii) Conversion Option. If Borrower fulfills the Conversion Criteria on or before the Conversion Notice Date, Borrower shall have the option (the “Conversion Option”) to convert a principal amount of up to Three Million Dollars ($3,000,000) of Non-Formula Advances into a single term loan (the “Term Loan”).
                         (1) Borrower must notify Bank in writing (a “Conversion Notice”) on or before the Conversion Notice Date that Borrower wishes to exercise the Conversion Option. Failure to deliver a Conversion Notice on or before the Conversion Notice Date shall result in forfeiture by Borrower of any right, regardless of whether meets the Conversion Criteria, to exercise the Conversion Option. Regardless of when Borrower delivers a Conversion Notice to Bank, the conversion of Non-Formula Advances into the Term Loan shall occur on the Non-Formula Revolving Maturity Date.
                         (2) Interest on the Term Loan shall accrue from the Non-Formula Revolving Maturity Date at the rate specified in Section 2.3(a). Any Non-Formula Advances that are converted into Term Loans on the Non-Formula Revolving Maturity Date shall be payable in 24 equal monthly installments of principal, plus all accrued interest, beginning on the date one (1) month immediately following the Non-Formula Revolving

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Maturity Date, and continuing on the same day of each month thereafter through the Conversion Maturity Date, at which time all amounts due in connection with the Term Loan and any other amounts due under this Agreement shall be immediately due and payable.
                         (3) The Term Loan, once repaid, may not be reborrowed. Borrower may prepay any portion of the Term Loan without penalty or premium.
               (iii) Form of Request. Whenever Borrower desires a Non-Formula Advance, Borrower will notify Bank by facsimile transmission, telephone or email no later than 5:30 p.m. Eastern time (4:30 p.m. Eastern time for wire transfers), on the Business Day that the Non-Formula Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Non-Formula Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Non-Formula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Non-Formula Advances made under this Section 2.1(c) to Borrower’s deposit account.
          2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Formula Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
          2.3 Interest Rates, Payments, and Calculations.
               (a) Interest Rates.
               (i) Formula Line Advances. Except as set forth in Section 2.3(b), the Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 1.75% above the Prime Rate then in effect; or (B) 5.00%.
               (ii) Non-Formula Line Advances and Term Loan. Except as set forth in Section 2.3(b), the Non-Formula Advances (and the Term Loan if Borrower exercises the Conversion Option) shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 2.00% above the Prime Rate then in effect; or (B) 5.25%.
               (b) Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

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               (c) Payments. Interest under the Formula Revolving Line and under the Non-Formula Revolving Line shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Formula Revolving Line and the Non-Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.
               (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.
          2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 5:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
          2.5 Fees. Borrower shall pay to Bank the following:
               (a) Facility Fee. On or before the Closing Date, a fee equal to $55,000, which shall be nonrefundable;
               (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, with legal expenses to equal no more than $15,000, provided that there are no more than 2 turns of the Loan Documents drafts. After the Closing Date, all Bank Expenses, as and when they become due.
          2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

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     3. CONDITIONS OF LOANS.
          3.1 Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each the following items and completed each of the following requirements:
               (a) this Agreement;
               (b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
               (c) a financing statement (Form UCC-1);
               (d) intentionally omitted;
               (e) payment of the fees and Bank Expenses then due specified in Section 2.5, which may be debited from any of Borrower’s accounts with Bank;
               (f) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;
               (g) intentionally omitted;
               (h) current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion (or an opinion qualified only for going concern so long as Borrower’s investors provide additional equity as needed), company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;
               (i) current Compliance Certificate in accordance with Section 6.2;
               (j) a Borrower Information Certificate;
               (k) Borrower shall have opened and funded not less than $50,000 in deposit accounts held with Bank;
               (l) delivery by Borrower to Bank of copies of all of Borrower material contracts and Bank’s satisfactory review thereof;
               (m) Intentionally omitted; and
               (n) such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

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          3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon the Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions:
               (a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;
               (b) Borrower shall have transferred substantially all of its Cash assets into operating accounts held with Bank and otherwise be in compliance with Section 6.6 hereof;
               (c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2;
               (d) completion of an initial audit of the Collateral, the results of which shall be satisfactory to Bank; and
               (e) confirmation acceptable to Bank that Hearst Communications, Inc. has all agreed to the termination of UCC the Financing Statement (filed in Delaware under File Number 2007 2301611) encumbering the assets of Borrower.
     4. CREATION OF SECURITY INTEREST.
          4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, license (other than in the ordinary course of Borrower’s business), or encumber any of its Intellectual Property. Notwithstanding any termination, of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
          4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the

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sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.10 below, obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Borrower shall take such other actions as Bank requests to perfect its security interests granted under this Agreement.
     5. REPRESENTATIONS AND WARRANTIES.
     Borrower represents and warrants as follows:
          5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
          5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.
          5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than movable items of personal property such as laptop computers, all Collateral having an aggregate book value not in excess of $100,000, is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent

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Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.
          5.4 Intellectual Property Collateral. Borrower is the sole owner of the intellectual property created or purchased by Borrower, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the intellectual property created or purchased by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the intellectual property created or purchased by Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.
          5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.
          5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.
          5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
          5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
          5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning

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of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.
          5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
          5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
          5.12 Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any material license or other agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business, other than this Agreement or the other Loan Documents.
          5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
     6. AFFIRMATIVE COVENANTS.
     Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:
          6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each

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Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
          6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 150 days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified, qualified only for going concern so long as Borrower’s investors provide additional equity as needed or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) annual budget approved by Borrower’s Board of Directors as soon as available but not later than 60 days after the beginning of the applicable fiscal year; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (vi) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems, and (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.
               (a) Within 10 days after both the 1st day and the 15th day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable and an updated schedule of deferred revenue.
               (b) Within 30 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.
               (c) As soon as possible and in any event within 5 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.
               (d) Not including the initial audit required by Section 3.2(d) hereof, Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice (but in no instance less than 5 days prior written notice), from time to time during Borrower’s usual business hours but no more than once in any 6 month period (unless an Event

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of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrower’s expense in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
     Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. Borrower shall include a submission date on any certificates and reports to be delivered electronically.
          6.3 Inventory and Equipment; Returns. Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrower gives prior written notice. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $100,000.
          6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.
          6.5 Insurance. Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case in as ordinarily insured against by other owners in businesses similar to Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. No later than 15 days after the Closing Date, all policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Within 30 days of the Closing Date, Borrower shall cause to be furnished to Bank a copy of its policies or certificate of insurance including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable

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under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.
          6.6 “Primary Depository”. Subject to the provisions of Section 3.1(k) and 3.2(b), Borrower within 30 days of the Closing Date shall maintain all its depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s affiliates.
          6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:
               (a) EBITDA. For the corresponding months set forth in the table immediately below, calculated on a rolling three-months basis, an Adjusted EBITDA of not less than the amounts shown. Minimum amounts for 2010 shall be set (or reset as appropriate) by Bank in an amendment of this Agreement, which Borrower hereby agrees to execute, following Bank’s receipt from Borrower of Borrower’s 2010 financial and operating plan, which shall be approved by Borrower’s board of directors and delivered to Bank no later than December 31, 2009. If the Borrower exercises the Conversion Option set forth in Section 2.1(c)(ii) hereof, this minimum Adjusted EBITDA covenant shall no longer apply after the Non-Formula Revolving Maturity Date.

Minimum Adjusted EBITDA
Rolling 3-months
Jul-09	$382,171
Aug-09	$424,319
Sep-09	$512,825
Oct-09	$617,458
Nov-09	$727,968
Dec-09	$870,379
Jan-10	$904,738
Feb-10	$899,732
Mar-10	$858,520
Apr-10	$919,642
May-10	$984,714
               (b) Liquidity Ratio. A Liquidity Ratio of at least 1.50 to 1.00. This Liquidity Ratio covenant shall be in force at all times and shall not be impacted in any way by whether the Borrower exercises the Conversion Option set forth in Section 2.1(c)(ii) hereof.
               (c) Adjusted Debt Service Coverage Ratio. If the Borrower fulfills the Conversion Criteria and exercises the Conversion Option set forth in Section 2.1(c)(ii) hereof, at all times after the Non-Formula Revolving Maturity Date, an Adjusted Debt Service Coverage ratio of at least 2.00 to 1.00.
          6.8 Intentionally Omitted.

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          6.9 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
     7. NEGATIVE COVENANTS.
     Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:
          7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.
          7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 30 consecutive days; suffer a change on its Board of Directors without delivering notice to Bank no later than 5 Business Days thereafter; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.
          7.3 Mergers or Acquisitions.
               (a) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower); provided however, Borrower may complete a merger or consolidation if the Obligations are repaid in full concurrently with the closing of any such merger or consolidation. Borrower may request that Bank give its consent to a merger, such consent to be given or withheld in Bank’s sole discretion no later than ten (10) Business Days after Bank receives written notice from Borrower of the acquisition.
               (b) Acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person where the Obligations are not repaid in full concurrently with the closing of such transaction except where either:
                    (i) Each of the following conditions is applicable: (1) at least ten (10) Business Days prior to the consummation thereof, Borrower delivers written notice to Bank of the acquisition along with pro forma financial projections reflecting the Borrower’s anticipated performance after the acquisition, (2) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (3) such transactions do

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not result in a Change in Control, (4) Borrower is the surviving entity, and (5) after giving effect to the anticipated acquisition, the aggregate balance of Cash held by Borrower in accounts at Bank equals or exceeds Four Million Dollars ($4,000,000). If after giving effect to the anticipated acquisition, the aggregate balance of Cash held by Borrower in accounts at Bank is less than Four Million Dollars ($4,000,000), Borrower may request that Bank give its consent to such acquisition, such consent to be given or withheld in Bank’s sole discretion no later than ten (10) Business Days after Bank receives written notice from Borrower of the acquisition; or
                    (ii) Each of the following conditions is applicable: (1) at least ten (10) Business Days prior to the consummation thereof, Borrower delivers written notice to Bank of the acquisition along with pro forma financial projections reflecting the Borrower’s anticipated performance after the acquisition, with such projections demonstrating compliance with the terms of this Agreement; (2) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $250,000 in Cash (or $500,000 if consideration consists solely of Borrower’s capital stock) during any fiscal year, (3) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (4) such transactions do not result in a Change in Control, and (5) Borrower is the surviving entity. If the consideration paid in connection with such transactions (including assumption of liabilities) exceeds an aggregate amount of $250,000 in Cash (or $500,000 if consideration consists solely of Borrower’s capital stock) during any fiscal year, Borrower may request that Bank give its consent to such acquisition, such consent to be given or withheld in Bank’s sole discretion no later than ten (10) Business Days after Bank receives written notice from Borrower of the acquisition.
               (c) Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of Borrower; provided however, Borrower may enter into any such agreement without Bank’s prior written consent so long as (i) no Event of Default exists when such agreement is entered into by Borrower, (ii) such agreement does not give such Person the right to claim any fee, payment or damages from any parties, other than from Borrower or Borrower’s investors, in connection with a sale of Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to Borrower’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, and (iii) Borrower notifies Bank in advance of entering into such an agreement (provided, the failure to give such notification shall not be deemed a material breach of this Agreement).
          7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.
          7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with

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respect to such leased or financed equipment) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.
          7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase up to $1,700,000 of its common stock during the term of this Agreement in accordance with the Borrower’s previously announced stock repurchase plan, including such limitations with respect to same as have been established or may be later established by the Borrower’s Board of Directors from time to time, provided that an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase and Borrower’s representations on the Schedule in relation to such repurchases remain true and complete in their entirety at all times, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.
          7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its Investment Property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.
          7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
          7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
          7.10 Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of $100,000 with a bailee, warehouseman, collocation facility or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of $100,000, and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank is able to take such actions as may be necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral.

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          7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
     8. EVENTS OF DEFAULT.
     Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
          8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;
          8.2 Covenant Default.
               (a) If Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts) or 6.7 (financial covenants), or violates any of the covenants contained in Article 7 of this Agreement; or
               (b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Borrower be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
          8.3 Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;
          8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 30 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a

16.

good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);
          8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
          8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000 or that would reasonably be expected to have a Material Adverse Effect;
          8.7 Judgments. If a final, un-appealable, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 15 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or
          8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.
          8.9 Cross-Default of Major Contracts. If there is a default or other failure to perform by Borrower in relation to any Major Contract; or if the other party to any Major Contract cancels, terminates or otherwise ceases to perform its obligations under any Major Contract, or any portion thereof, provided however, that in such situation Borrower shall have 10 days to cure such default by entering into a comparable Major Contract, which shall be determined by Bank in its sole discretion; or if the other party to any Major Contract files a lawsuit or other legal action against Borrower for breach of a Major Contract or for any other reason. Borrower agrees to notify Bank immediately after becoming aware of the occurrence or existence of an Event of Default under this Section 8.9, and as soon as commercially practicable to deliver to Bank a written statement of a Responsible Officer setting forth details of such an Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.
     9. BANK’S RIGHTS AND REMEDIES.
          9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

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               (b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;
               (c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;
               (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
               (e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
               (f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;
               (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
               (h) Beginning on the day 15 days following the date Bank gives notice to Borrower of Bank’s intent to do so, sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate; provided however, that the 15-day notice requirement mentioned herein shall not in any way impair any other right of Bank set forth in this Agreement, including but not limited to Bank’s rights to take control of any Collateral or set off as described in Subsection 9.1(f) hereof. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered

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adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;
               (i) Bank may credit bid and purchase at any public sale;
               (j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and
               (k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
               Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
          9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.
          9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

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          9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; and/or (b) set up such reserves under the Formula and Non-Formula Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
          9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
          9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.
          9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.
          9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
     10. NOTICES.
     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

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If to Borrower:	Local.com Corporation
One Technology Drive, Building G
Irvine, CA 92618

Attn: Brenda Agius, CFO
FAX: (949) 784-0880

If to Co-Borrower:	Local.com PG Acquisition Corporation
One Technology Drive, Building G
Irvine, CA 92618

Attn: _Brenda Agius, CFO
FAX: (949) 784-0880

With a copy to:	Scott Reinke, General Counsel
One Technology Drive, Building G
Irvine, CA 92618

If to Bank:	Square 1 Bank
406 Blackwell Street, Suite 240
Durham, North Carolina 27701
Attn: Loan Operations Manager
FAX: (919) 314-3080

with a copy to:	Square 1 Bank
2425 Olympic Blvd, Suite 560E Santa Monica, CA 90404

Attn: Chris Erro
FAX:
     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
     11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in the Superior Court of San Mateo County, California or the United States District Court for the Northern District of California, except as provided below with respect to arbitration of such matters. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND

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INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in San Mateo County, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply California law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.
     12. GENERAL PROVISIONS.
          12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.
          12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

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          12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
          12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.
          12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.
          12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
          12.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank or Borrower in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.
     13. CO-BORROWER PROVISIONS.

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          13.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.
          13.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
          13.3 Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.
          13.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
          13.5 Waivers of Notice. Except as otherwise provided in this Agreement, Local.com PG Acquisition Corporation waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of

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Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.
          13.6 Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
          13.7 Right to Settle, Release.
               (a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
               (b) Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
          13.8 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.
********

25.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LOCAL.COM CORPORATION
By:	/s/ Brenda Agius
Title: Chief Financial Officer

SQUARE 1 BANK
By:	/s/ Ron Kundich
Title: Senior Vice President

26.

EXHIBIT A
DEFINITIONS
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefore, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.
“Adjusted Debt Service Coverage” means a ratio of: (A) Adjusted EBITDA, plus any increase (or minus any decrease) in capitalized software, plus any non-Cash stock compensation expenses, plus any other non-Cash expenses, all annualized for the preceding 3-months period; to (B) the current portion of long-term Indebtedness, plus annualized interest for the preceding 3-months period.
“Adjusted EBITDA” means with respect to any fiscal period an amount equal to earnings before the sum of (a) tax, plus (b) depreciation and amortization, plus (c) interest, plus (d) plus any increase (or minus any decrease) in deferred revenues.
“Advance” or “Advances” means a cash advance or cash advances under the Formula Revolving Line or the Non-Formula Revolving Lines.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.
“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means an amount equal to 80.0% (the “Advance Rate”) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.
“Cash” means unrestricted cash and cash equivalents.
“Change in Control” shall mean a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of

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directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Closing Date” means the date of this Agreement.
“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §9406 and §9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (iv) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.
“Collateral State” means the state or states where the Collateral is located, which is California and Virginia.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Conversion Criteria” means Borrower has achieved a minimum Adjusted Debt Service Coverage ratio of at least 2.00 to 1.00 for each month during the six (6) most-recent monthly reporting periods for which Borrower has delivered financial reporting to Bank immediately prior to the Conversion Notice Date.
“Conversion Maturity Date” means June 26, 2012.
“Conversion Notice Date” means June 18, 2010.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

2.

“Credit Extension” means each Advance, Term Loan, or any other extension of credit, by Bank to or for the benefit of Borrower hereunder.
“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the Advance Rate and the standards of eligibility by giving Borrower 10 days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:
               (a) Account balances that the account debtor has failed to pay in full within 90 days of invoice date;
               (b) Account credit balances greater than 90 days from invoice date;
               (c) Accounts with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 90 days of invoice date;
               (d) Accounts with respect to an account debtor, including the account debtor’s subsidiaries and Affiliates, whose total obligations to Borrower exceed 25.0% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except: (1) as approved in writing by Bank, or (2) Accounts with respect to Yahoo! as the account debtor, for which the aforementioned 25.0% limitation shall instead be 65.0%;
               (e) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;
               (f) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);
               (g) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;
               (h) Accounts with respect to which the account debtor is an officer, employee, agent, Subsidiary or Affiliate of Borrower;
               (i) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;
               (j) “Advanced Billings,” i.e., accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;
               (k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

3.

               (l) Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful;
               (m) Retentions and hold-backs; and
               (n) “Progress Billings,” i.e., accounts that are billed based on project milestones and not on actual time and materials bases.
“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“Formula Advance” means a cash advance or cash advances under the Formula Revolving Line.
“Formula Revolving Line” means a Credit Extension of up to $10,000,000; provided however, that under no circumstances shall the aggregate amount of outstanding Advances exceed the Total Facility Cap, and availability of Formula Advances under the Formula Revolving Line shall be reduced accordingly.
“Formula Revolving Maturity Date” means June 25, 2010.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Inventory” means all present and future inventory in which Borrower has any interest.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

4.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Liquidity” means the sum of: (i) Cash in Bank; plus (ii) the most-recent Borrowing Base.
“Liquidity Ratio” means the ratio of Liquidity to all Indebtedness to Bank
“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Major Contract” means any contract, license, or other agreement to which Borrower is a party from which the Borrower derives 30.0% or more of its revenues, provided that, for the purposes of this definition, the value of all contracts, licenses, or other agreements with a customer shall be aggregated to determine whether such contracts, licenses, or other agreements collectively meet or surpass the aforementioned 30.0% threshold, and if they do, then all contracts, licenses, or other agreements from that customer shall collectively be considered a “Major Contract” hereunder.
“Material Adverse Effect” means a material adverse effect on: (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole; (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents; or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.
“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.
“Non-Formula Advance” means a cash advance or cash advances under the Non-Formula Revolving Line.
“Non-Formula Revolving Line” means a Credit Extension of up to $3,000,000; provided however, that under no circumstances shall the aggregate amount of outstanding Advances exceed the Total Facility Cap, and availability of Non-Formula Advances under the Non-Formula Revolving Line shall be reduced accordingly.
“Non-Formula Revolving Maturity Date” means June 25, 2010.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.
“Permitted Indebtedness” means:

5.

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;
(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c) Indebtedness not to exceed $250,000 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;
(d) Subordinated Debt;
(e) Indebtedness to trade creditors incurred in the ordinary course of business; and
(f) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investment” means:
(a) Investments existing on the Closing Date disclosed in the Schedule;
(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts; (v) Investments in regular deposit or checking accounts held with Bank or subject to a control agreement in favor of Bank; and (vi) Investments consistent with any investment policy adopted by the Borrower’s board of directors;
(c) Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $1,700,000 during the term of this Agreement, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases and the aggregate amount of Borrower’s Cash held in accounts at Bank equals or exceeds Eight Million Dollars ($8,000,000), or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;
(d) Investments accepted in connection with Permitted Transfers;
(e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year;
(f) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;
(g) Investments in unfinanced capital expenditures in any fiscal year, not to exceed $1,000,000;

6.

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;
(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;
(j) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $1,000,000 in the aggregate in any fiscal year; and
(k) Investments permitted under Section 7.3.
“Permitted Liens” means the following:
(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;
(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;
(c) Liens not to exceed $250,000 in the aggregate (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;
(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.7 (judgments); and
(f) Liens securing Subordinated Debt.
“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:
(a) Inventory in the ordinary course of business;
(b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;
(c) worn-out, surplus or obsolete Equipment not financed with the proceeds of Credit Extensions;

7.

(d) grants of security interests and other Liens that constitute Permitted Liens; and
(e) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of Borrower, as well as any other officer or employee identified in as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof
“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).
“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.
“Total Facility Cap” means Ten Million Dollars ($10,000,000).
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

8.

DEBTOR:	LOCAL.COM CORPORATION

SECURED PARTY:	SQUARE 1 BANK
EXHIBIT B
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(f) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(g) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.
          Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).
          Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of June 26, 2009 include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

1.

DEBTOR:	LOCAL.COM PG ACQUISITION CORPORATION

SECURED PARTY:	SQUARE 1 BANK
EXHIBIT B
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.
          Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).
          Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of June 26, 2009 include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

2.

EXHIBIT C
LOAN ADVANCE/PAYDOWN REQUEST FORM
[Please refer to New Borrower Kit]
EXHIBIT D
BORROWING BASE CERTIFICATE
[Please refer to New Borrower Kit]
EXHIBIT E
COMPLIANCE CERTIFICATE
[Please refer to New Borrower Kit]

3.

SCHEDULE OF EXCEPTIONS
Section 5.3
At closing, Borrower has accounts with Silicon Valley Bank, which will be transferred within 30 days of closing facility.
Overture Services (now Yahoo!) License Agreement dated October 17, 2005. License to certain pay for placement patents.
Section 5.5
Local.com Corporation has previously had the following names:
eWorld Commerce Corporation
eLiberation.com Corporation
Interchange Corporation
Local.com Corporation has also previously maintained the following subsidiaries:
Interchange Europe Holding Corporation
Interchange Internet Search GmbH
Inspire Infrastructure (UK) Limited
Inspire Infrastructure Espana S
Section 5.10

1.

Local.com PG Acquisition Corporation
Local Acquisition Corp. — shell acquisition vehicle
Section 5.12
Overture Services (now Yahoo!) License Agreement dated October 17, 2005. License to certain pay for placement patents.
Local.com Corporation has licensed certain off-the-shelf software in connection with the development of its platform and service offering, which is material to the continued development and operation of Local.com’s business, and which may not allow for a security interest to be granted in such license. Notwithstanding the foregoing, in light of the fact that it is off-the-shelf software, we do not anticipate the inability to provide for a security interest in such license would materially impact Square 1’s security interest in the Collateral, insomuch as it could easily acquire for itself such off-the-shelf software.
Section 7.6
Borrower hereby represents and agrees that, as a condition of Bank’s granting its permission for Borrower to repurchase up to $1,700,000 of stock as described in Section 7.6 of the Agreement, Borrower shall at all times maintain an aggregate amount of at least Eight Million Dollars ($8,000,000) in accounts at Bank.

2.

CORPORATE RESOLUTION
The undersigned duly elected and qualified [Assistant] Secretary of Local.com Corporation (the “Company”) do hereby certify that the following is a true and correct copy of certain resolutions adopted at a meeting of the Company’s Board of Directors held on                      in accordance with applicable law and the Company’s bylaws, and that such resolutions are now unmodified and in full force and effect:
BE IT RESOLVED, that:
1)	Any one (1) of the following, duly elected officers of the Company (each, an “Authorized Officer”) whose genuine original signature appears next to his or her name is authorized to act for, on behalf of, and in the name of the Company in connection with the resolutions below:

Title	Name	Authorized Signature

2)	Any Authorized Officer may borrow money from time to time from Bank, and may negotiate and procure loans, letters of credit, foreign exchange contracts and other financial accommodations from Bank, including without limitation, that certain Loan and Security Agreement dated as of June 26, 2009, and also to execute and deliver to Bank one or more renewals, extensions, or modifications thereof;

3)	Give security for any liabilities of the Company to Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Company;

4)	Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Company, whether or not registered in the name of the Company

5)	Discount with the Bank, commercial or other business paper belonging to the Company made or drawn by or upon third parties, without limit as to amount;

6)	The Bank is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign;

7)	Issue a warrant or warrants to purchase the Company’s capital stock; and

8)	Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Company’s property and assets;

9)	The Authorized Officers may designate additional or alternate individuals as being authorized to request loan advances, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as he or she may in his or her discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

10)	Any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, and the authority conferred herein may be exercised singly by any such officer, and these resolutions shall continue in full force and effect until written notice of modification or revocation is received and accepted Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions). Bank may rely upon any form of notice, which it in good faith believes to be genuine or what it purports to be.

11)	The Resolutions are in full force and effect as of the date of this Certificate and are intended to replace, as of this date, any Resolutions previously given by the Company to Bank in connection with the matters described herein; these Resolutions and any

1.

borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, revoked or modified; neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Company or of any agreement, indenture or other instrument to which the Company is a party or by which it is bound; and to the extent the articles of incorporation or bylaws of the Company or any agreement, indenture or other instrument to which the Company is a party or by which it is bound require the vote or consent of shareholders of the Company to authorize any act, matter or thing described in the foregoing Resolutions, such vote or consent has been obtained.
In Witness Whereof, I have affixed my name as [Assistant] Secretary and have caused the corporate seal (where available) of said Company to be affixed on                     , 2009.

[Assistant] Secretary*

*	If the certifying officer is designated as the only signer in these resolutions then another corporate officer must also sign.

2.

CORPORATE RESOLUTION
The undersigned duly elected and qualified [Assistant] Secretary of Local.com PG Acquisition Corporation (the “Company”) do hereby certify that the following is a true and correct copy of certain resolutions adopted at a meeting of the Company’s Board of Directors held on                      in accordance with applicable law and the Company’s bylaws, and that such resolutions are now unmodified and in full force and effect:
BE IT RESOLVED, that:
1)	Any one (1) of the following, duly elected officers of the Company (each, an “Authorized Officer”) whose genuine original signature appears next to his or her name is authorized to act for, on behalf of, and in the name of the Company in connection with the resolutions below:

Title	Name	Authorized Signature

2)	Any Authorized Officer may borrow money from time to time from Bank, and may negotiate and procure loans, letters of credit, foreign exchange contracts and other financial accommodations from Bank, including without limitation, that certain Loan and Security Agreement dated as of June 26, 2009, and also to execute and deliver to Bank one or more renewals, extensions, or modifications thereof;

3)	Give security for any liabilities of the Company to Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Company;

4)	Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Company, whether or not registered in the name of the Company

5)	Discount with the Bank, commercial or other business paper belonging to the Company made or drawn by or upon third parties, without limit as to amount;

6)	The Bank is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign;

7)	Issue a warrant or warrants to purchase the Company’s capital stock; and

8)	Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Company’s property and assets;

9)	The Authorized Officers may designate additional or alternate individuals as being authorized to request loan advances, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as he or she may in his or her discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

10)	Any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, and the authority conferred herein may be exercised singly by any such officer, and these resolutions shall continue in full force and effect until written notice of modification or revocation is received and accepted Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions). Bank may rely upon any form of notice, which it in good faith believes to be genuine or what it purports to be.

11)	The Resolutions are in full force and effect as of the date of this Certificate and are intended to replace, as of this date, any Resolutions previously given by the Company to Bank in connection with the matters described herein; these Resolutions and any

3.

borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, revoked or modified; neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Company or of any agreement, indenture or other instrument to which the Company is a party or by which it is bound; and to the extent the articles of incorporation or bylaws of the Company or any agreement, indenture or other instrument to which the Company is a party or by which it is bound require the vote or consent of shareholders of the Company to authorize any act, matter or thing described in the foregoing Resolutions, such vote or consent has been obtained.
In Witness Whereof, I have affixed my name as [Assistant] Secretary and have caused the corporate seal (where available) of said Company to be affixed on                     , 2009.

[Assistant] Secretary*

*	If the certifying officer is designated as the only signer in these resolutions then another corporate officer must also sign.

4.

SQUARE 1 BANK
Member FDIC
ITEMIZATION OF AMOUNT FINANCED
DISBURSEMENT INSTRUCTIONS
(Revolver)

Name(s): Local.com Corporation	Date:

$	credited to deposit account No. when Advances are requested or disbursed to Borrower by cashiers check or wire transfer

Amounts paid to others on your behalf:

$	to Square 1 Bank for Facility Fee

$	to Square 1 Bank for Document Fee (if applicable)

$	to Square 1 Bank for accounts receivable audit (estimate)

$	to Bank counsel fees and expenses

$	to
$	to
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Square 1 Bank to disburse the loan proceeds as stated above.

Signature	Signature

1.

USA PATRIOT ACT
NOTICE
OF
CUSTOMER IDENTIFICATION
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
     To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.
WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

2.

SQUARE 1 BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC
To: Square 1 Bank
Re: Loan #
You are hereby authorized and instructed to charge account No.                                                              in the n ame of Local.com Corporation
for facility fees, principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.
☑	Debit the Facility Fee as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☑	Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☑	Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☑	Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.
This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

3.

SQUARE 1 BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC
To: Square 1 Bank
Re: Loan #
You are hereby authorized and instructed to charge account No. _________________________ in the name of Local.com PG Acquisition Corporation.
for facility fees, principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.
☑	Debit the Facility Fee as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☑	Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☑	Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☑	Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.
This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

4.

Phone: Fax	SQUARE 1 BANK CLIENT AUTHORIZATION
General Authorization
I hereby authorize Square 1 Bank to use my company name, logo, and information relating to our banking relationship in its marketing and advertising campaigns which is intended for Square 1 Bank’s customers, prospects and shareholders.
Square 1 Bank will forward any advertising or article including client for prior review and approval.

Signature

Printed Name Title

Local.com Corporation Company

One Technology Drive, Building G Mailing Address

Irvine, CA 92618 City, State, Zip Code

(877) 784-0805 Phone Number

(949) 784-0880 Fax Number

E-Mail

Date

5.